UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  March 29, 2017

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive office and registrant's telephone number	IRS Employer Identification Number
1-36518	NEXTERA ENERGY PARTNERS, LP	30-0818558
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On March 29, 2017, an indirect subsidiary of NextEra Energy Partners, LP (NEP) (the borrower) entered into and borrowed $200 million under three variable rate senior secured term loan agreements (term loans). Principal on the term loans is due in October 2018 ($100 million) and March 2019 ($100 million). Interest is based on the London Interbank Offered Rate plus a margin, with payment being due at the end of interest rate periods which can range from one to six months, as selected by the borrower. Proceeds of the term loans may be used for general corporate purposes, including the $200 million payment of an indemnity holdback related to the October 2015 acquisition of the Texas pipeline business. The term loans are secured by liens on certain of the assets of NextEra Energy Operating Partners, LP (NEP OpCo), and certain assets of, and the direct ownership interest in, one of NEP OpCo's direct subsidiaries. The term loans contains customary default and related acceleration provisions relating to the failure to make required payments or to observe other covenants in the term loans and related documents, including financial covenants relating to the maximum leverage ratio and a minimum interest coverage ratio, and certain bankruptcy-related events. Additionally, NEP OpCo and one of NEP OpCo's direct subsidiaries are required to comply with certain financial covenants on a quarterly basis and NEP OpCo's and its direct subsidiaries' ability to pay cash distributions to their equity holders is subject to certain other restrictions. All borrowings under the term loans are guaranteed by NEP and NEP OpCo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  April 4, 2017

NEXTERA ENERGY PARTNERS, LP
(Registrant)

By:	NextEra Energy Partners GP, Inc., its general partner

TERRELL KIRK CREWS, II
Terrell Kirk Crews, II Controller and Chief Accounting Officer

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